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                                                                      EXHIBIT 10

                    Amendments to Varco International Inc.'s
                             1990 Stock Option Plan


1. Section 4 of the Company's 1990 Stock Option Plan (the "1990 Plan") was amended to read in its entirety as follows:

               "Subject to adjustment as provided in Section 8 hereof, the aggregate number of shares of Common Stock which may be issued upon the exercise of options or SAR's under the Plan shall not exceed three million (3,000,000). Such shares shall be authorized but unissued shares. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again become available for the purposes of the Plan except that the shares subject to any option (or portion thereof) surrendered upon the exercise of an SAR shall not again become available for the purposes of the Plan."

2. The caption and text of Section 5 of the 1990 Plan was deleted from the 1990 Plan.

3. Section 6(c)J of the 1990 Plan was amended to read in its entirety as follows:

               "J.Limitation on Amount. Subject to the further limitations set forth in Section 4 hereof, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an employee

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          in any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary of the Company) shall not exceed $100,000."